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                                                                      EXHIBIT 99

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CONTACT:
MEDIA                             INVESTOR                       or
Kathy Shuman                      Ronald W. Kaiser               Robert Capozzi
Director of Public Relations      Chief Financial Officer        Vice President, Investor Relations
OTG Software, Inc.                OTG Software, Inc.             OTG Software, Inc.
301-897-1400 x.491                301/897-1404                   301/581-4462
kshuman@otg.com                   rkaiser@otg.com                bcapozzi@otg.com
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FOR IMMEDIATE RELEASE

                     OTG SOFTWARE REAFFIRMS 2001 GUIDANCE

BETHESDA, MD., DECEMBER 14, 2000 - OTG Software, Inc. (NASDAQ:OTGS), a software developer of online storage, data access and email management solutions, today confirmed discussions with securities analysts, in which the Company affirmed that it remains comfortable with analyst consensus expectations for 2001, including revenue and EPS estimates of approximately $60 million and $0.20, respectively.

                              ABOUT OTG SOFTWARE

Headquartered in Bethesda, Maryland, OTG Software is a provider of online storage management and access solutions, including a dynamic email management solution. OTG's software enables enterprises to store, track and retrieve data over a variety of network architectures, including the Web and storage area networks. Through its application-centric product suite, OTG offers a Web and e-commerce solution that provides robust functionality across many industries. OTG empowers storage by combining storage with access and email management. OTG's products support over 600 storage devices, are easy to install and use, and can manage storage systems ranging in size from a single storage device to an enterprise-wide network storage system. OTG Software's products are used by over 7,600 organizations worldwide and are available through a network of over 300 VARs, distributors, and OEMs. For more information, visit the Company's web site at www.otg.com or call 800-324-4222.


                                    # # #

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, references to future growth or expansion are forward-looking, and words such as "anticipates," "believes," "could," "estimate," "expect," "intend," "may," "might," "should," "will," and "would" and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. There may be events in the future that we are not able to predict or control accurately, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (i) the ability to recruit and retain qualified technical and other personnel in a highly competitive market, (ii) market acceptance of our new and future products, (iii) the growth and adoption rate of Windows NT and Windows 2000, (iv) growing competition and (v) our ability to maintain and manage our growth. For additional information regarding risk factors that could affect our future results, please refer to the discussions of "Risk Factors" in our Form 10-Q for the quarter ended September 30, 2000, filed with the SEC on October 20, 2000, and our Form S-1/A Registration Statement Amendment filed on November 19, 2000.